EXHIBIT 10.1

ew World Merchant Partners

January 7, 2010

Hallmark Human Resources, Inc.
3107 Fall Creek Highway
Granbury, Texas 76049

Attention: Thomas Willis, Chief Executive Officer

Gentlemen:

1. We are pleased to set forth the terms of your retention of New World Merchant Partners LLC ("*NWMP*") by to act as a non-exclusive financial and strategic advisor in connection with the following proposed activities:

(a) assist you in structuring a transaction as a result of which your stockholders shall contribute to Great Spirits, Inc., a Colorado corporation (the "*Shell*") all of your outstanding capital stock in exchange for capital stock of Shell;

(b) conduct a due diligence review in connection with the transactions contemplated by the immediately preceding paragraph (a) in order to assist you and your counsel in the preparation of appropriate transactional and regulatory documentation; and

(c) otherwise assist you with advancing the business objectives of the Shell, including analyzing the Shell's proposed business and revenue models and capital structure, and identifying strategic partners.

2. In connection with NWMP's activities on your behalf, NWMP will familiarize itself with the proposed business, operations, properties, financial condition, and prospects of the Shell. In connection with its role as your advisor, NWMP would expect its services to include such additional financial and strategic advisory and related services as may be mutually agreed upon by you and NWMP. Services supplemental to those contemplated hereby shall be rendered on a basis mutually agreeable to you and NWMP. The retention by you of NWMP as advisory as heretofore described shall be for a period of one year from the date hereof.

3. In connection with NWMP's activities on your behalf, you will cooperate with NWMP and will furnish NWMP with all information and data concerning the Opportunities (the "*Information*") that NWMP deems appropriate and will provide NWMP with access to the proposed officers, directors, employees, independent accountants, and legal counsel for the shell. You represent and warrant that all Information made available to NWMP by you will, at all times during the period of engagement of NWMP hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not

misleading in the light of the circumstances under which such statements are made. You further represent and warrant that any projections provided by you to NWMP will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. You acknowledge and agree that, in rendering its services hereunder, NWMP will be using and relying on the Information without independent verification thereof by NWMP or independent appraisal by NWMP of any of the Opportunities. NWMP does not assume responsibility for any information regarding you, the Opportunities, or the Shell. Any advice rendered by NWMP pursuant to this Agreement may not be disclosed publicly without our prior written consent.

4. (a) In consideration of its services pursuant to this Agreement, NWMP shall be entitled to the following:

(i) consulting fees in recognition of the efforts expended to date by NWMP in connection with the proposed transactions and the additional efforts that will be required in order to assure a successful transition of the Shell from its previously announced transaction to the currently contemplated transaction in the amount of $50,000 payable upon the execution hereof;

(ii) consulting fees for transactional and strategic consulting for a period of one year at the rate of $75,000 for such period, payable at the closing of the first financing consummated by the Company at or prior to the date hereof;

(iii) the right to subscribe for and acquire for $100 payable to the Company by NWMP warrants to acquire such number of shares of common stock of the Shell as shall equal three percent or 247,500 shares (determined as of the date of the closing of the transaction contemplated by paragraph 1(a) hereof) of the shares of common stock of the Shell giving effect to such issuance, exercisable for five years following the issuance thereof at the purchase price equal to the lower of (A) the average bid price for the common stock of the Shell on the day immediately preceding the date upon which the transaction contemplated by paragraph 1(a) shall be publicly announced for the first time and (B) the average bid price on the date immediately preceding the date of the execution of the definitive documentation relating to the transactions contemplated by paragraph 1(a), and on a "cashless" or net issuance basis, and containing standard mechanical anti-dilution protection (e.g., stock splits, reverse stock splits, stock dividends, and recapitalizations), the resale of the such shares of common stock to be registered as soon as reasonably practicable on an appropriate form under the Securities Act of 1933, as amended; and

(iv) for the two-year period commencing on the date hereof, the Company will grant to NWMP a right of first refusal to act as advisor to the Company (if the Company should determine to utilize a third party advisor in connection with the transaction) in connection with all merger and acquisition, investment, divestment, and corporate finance matters on behalf of the Company for a fee payable at the closing of each such transaction equal to 3% of the value of such transaction, as mutually agreed by

the Company and NWMP. NWMP will advise the Company promptly, but in no event later than ten business days following the submission to NWMP in writing of any such proposed transaction(s), of NWMP's election to exercise said right. If any such proposal is not accepted by NWMP, but later modified, the Company will re-submit such proposal to NWMP. Should NWMP elect, at any time, not to exercise said right this will not affect preferential rights for future transactions.

(b) You understand that NWMP intends to introduce you to entities ("*Introduced Entities*") in connection with the matters referenced in paragraph 1 hereof. In order to do so, NWMP shall present the name of prospective Introduced Entities ("*Prospective Introduced Entities*") to you in writing (an "*Introduction Preclearance Notice*"). You may inform NWMP within three business days following the receipt of such notice of any Prospective Introduced Entities to which it does not desire (for any reason, in your sole discretion) an introduction. Any Prospective Introduced Entity so identified shall not be an Introduced Entity and NWMP shall not contact them regarding any transaction with you or the Shell. In the event that you shall not inform NWMP within three business days following the receipt that such Introduction Preclearance Notice of the identities of the Prospective Introduced Entities named therein to which it shall not desire an introduction, all Prospective Introduced Entities identified therein shall be deemed to be Introduced Entities. For the period commencing on the date hereof and terminating on the second anniversary of the date of the termination of this Agreement, you shall not consummate any transactions with any Introduced Entities without the prior written consent of NWMP.

5. In addition to the fees described in Paragraph 4 above, you agrees to promptly reimburse NWMP for expenses incurred in connection with its retention hereunder when incurred or promptly thereafter, provided, however, that no expense shall exceed $1,000 without your prior consent, not to be unreasonably withheld.

6. You agrees to indemnify NWMP in accordance with the indemnification provisions (the "*Indemnification Provisions*") attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.

7. NWMP or hallmark may terminate this Agreement at any time upon 30 days' prior written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by NWMP up to the date of termination or completion, as the case may be, including the entirety of the fees referenced in Paragraph 4 hereof; (ii) the reimbursement of expenses incurred by NWMP up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 4 through 7 of this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect.

8. The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. You irrevocably submit to the jurisdiction of any court of the State of New York or the United States

District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against you or the Shell and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that you have or the Shell has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, you, on your own behalf and on behalf of the Shell, hereby waive, to the fullest extent permitted by law, such immunity. You, on your own behalf and on behalf of the Shell, hereby waive, and agree not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) either you or the Shell is not personally subject to the jurisdiction of any such court, (b) either you or the Shell is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to your or the Shell's respective property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

9. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

10. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

11. **Although one or more employees and/or members of NWMP are or were members of the bar, neither NWMP nor any employee or member thereof is acting as an attorney on behalf of any party. Any documentation and any advice provided by NWMP or any employee or member of NWMP is intended to be used for informational purposes only and, in the case of documentation, is to be used solely as a guide to suggested topics for inclusion in final documentation. No advice provided by NWMP or any employee or member thereof is intended to be, or should be construed to be, legal advice. No representation is made by NWMP or any employee or member thereof as to the sufficiency or legality of any documentation provided thereby, as to its legality in any jurisdiction, or as to its appropriateness for use. All advice and documentation should be reviewed by the attorneys to the parties thereto prior to use.**

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If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

NEW WORLD MERCHANT PARTNERS LLC

By:__________________________
Name: Andrew Glashow
Title: Managing Director

Confirmed and Agreed to:
As of this __15___ day of January, 2010

HALLMARK HUMAN RESOURCES, INC.

By: __________________________
Name: Thomas Willis
Title: Chief Executive Officer

Annex A

INDEMNIFICATION PROVISIONS

Hallmark Human Resources, Inc. (the "*Client*") agrees to indemnify and hold harmless New World Merchant Partners LLC ("*NWMP*") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which NWMP is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with NWMP's acting for the Client, including, without limitation, any act or omission by NWMP in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated January 6, 2010, between NWMP and the Client, as it may be amended from time to time (the "*Agreement*"); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct of NWMP. The Client also agrees that NWMP shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of NWMP, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from NWMP's willful misconduct. In no event shall the liability of NWMP under the Agreement exceed the payments received thereby pursuant to Section 4(a)(i) of the Agreement.

These Indemnification Provisions shall be in addition to any liability which the Client may otherwise have to NWMP or the persons indemnified below in this sentence and shall extend to the following: NWMP, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws). All references to NWMP in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding, or investigation is commenced, as to which NWMP proposes to demand indemnification, it shall notify the Client with reasonable promptness; provided, however, that any failure by NWMP to notify the Client shall not relieve the Client from its obligations hereunder. NWMP shall have the right to retain counsel of its own choice to represent it, and the Client shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Client and any counsel designated by the Client. The Client shall be liable for any settlement of any claim against NWMP made with the Client's written consent, which consent shall not be unreasonably withheld. The Client shall not, without the prior written consent of NWMP, settle

or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to NWMP of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Client, on the one hand, and NWMP, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Client, on the one hand, and NWMP, on the other hand, and also the relative fault of the Client, on the one hand, and NWMP on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, NWMP shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by NWMP pursuant to the Agreement.

Neither termination nor completion of the engagement of NWMP referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.